Exhibit 99.2

NUANCE COMMUNICATIONS, INC.

FISCAL 2012 AND FOURTH QUARTER

EARNINGS ANNOUNCEMENT

PREPARED CONFERENCE CALL REMARKS

Nuance is providing a copy of these prepared remarks in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, November 19, 2012 at 5:00 pm EST and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 230-1059 or (612) 234-9960 at least five minutes prior to the call and referencing code 267082. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 267082.

Opening Remarks

In our press release, we reported FY 12 non-GAAP revenue of $1,738.1 million, up 24.7% from $1,393.9 million a year ago. Total GAAP revenue in FY 12 was $1,651.5 million, up 25.2% from $1,318.7 million in FY 11. We recognized non-GAAP net income in FY 12 of $555.9 million, representing $1.73 per diluted share, compared to non-GAAP net income of $430.7 million, or $1.36 per diluted share, in the same period last year. We recognized GAAP net income in FY 12 of $207.1 million, or $0.65 per diluted share, compared to FY 11 GAAP net income of $38.2 million, or $0.12 per diluted share. Non-GAAP operating margin was 35.8% for FY 12, compared to 33.9% in FY 11. FY 12 operating cash flow was $473.0 million, up 32.3% from $357.4 million in FY 11. Nuance ended FY 12 with a balance of cash and cash equivalents of $1,129.8 million. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP data.)

We reported Q4 12 non-GAAP revenue of $490.1 million, up 22.7% from $399.5 million a year ago. Total GAAP revenue in Q4 12 was $468.8 million, up 27.7% from $367.0 million in Q4 11. We recognized non-GAAP net income in Q4 12 of $164.9 million, representing $0.51 per diluted share, compared to non-GAAP net income of $133.5 million, or $0.42 per diluted share, in the same period last year. We recognized GAAP net income in Q4 12 of $117.6 million, or $0.36 per diluted share, compared to Q4 11 GAAP net loss of ($5.1) million, or ($0.02) per share. Non-GAAP operating margin was 37.2% for Q4 12, compared to 36.1% in Q4 11. Fourth quarter operating cash flow was $141.5 million, up 44.5% from $97.9 million in the same quarter a year ago.

Discussion of Non-GAAP Revenue

Nuance’s FY 12 non-GAAP revenue growth was broad-based across our business units, led by 29.2% growth in Mobile & Consumer revenue. FY 12 non-GAAP revenue growth was also broad-based across revenue types, and was led by 35.0% growth in on-demand revenue. In FY 12, the United States contributed 70% of non-GAAP revenue and international contributed 30%. At the end of FY 12, the estimated 3-year value of total on-demand contracts was $1,906.4 million, up 43.1% from $1,332.3 million at the end of FY 11. On-demand contract growth benefited from record bookings as well as contributions from the acquisitions of Transcend and Vlingo.

Table: Non-GAAP Revenue by Segment

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
Healthcare	$117.8	$121.0	$139.3	$148.7	$526.8	$145.3	$149.9	$184.5	$189.7	$669.4
Yr/Yr Organic Growth*	7%	10%	16%	13%	11%	16%	15%	9%	5%	11%
Mobile & Consumer	$87.7	$93.7	$93.1	$118.7	$393.3	$108.5	$115.1	$132.4	$152.2	$508.3
Yr/Yr Organic Growth*	21%	16%	30%	26%	23%	16%	17%	34%	26%	24%
Enterprise	$72.5	$74.0	$69.9	$80.0	$296.4	$75.8	$91.4	$74.5	$90.3	$332.0
Yr/Yr Organic Growth*	(6)%	0%	(5)%	2%	(2)%	(1)%	18%	1%	8%	7%
Imaging	$39.3	$43.3	$42.8	$52.1	$177.4	$52.4	$61.3	$56.8	$57.9	$228.4
Yr/Yr Organic Growth*	8%	27%	20%	14%	17%	7%	9%	3%	4%	5%

Total revenue	$317.3	$332.0	$345.1	$399.5	$1,393.9	$382.0	$417.7	$448.2	$490.1	$1,738.1

Yr/Yr Organic Growth*	7%	11%	15%	14%	12%	11%	15%	13%	11%	12%

*	Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Profit by Segment

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
Healthcare	$56.9	$57.8	$78.5	$76.3	$269.4	$74.0	$69.7	$85.8	$85.4	$314.9
Segment Profit as % of Segment Revenue	48%	48%	56%	51%	51%	51%	46%	47%	45%	47%
Mobile & Consumer	$28.5	$41.4	$40.0	$61.0	$170.9	$34.8	$49.7	$65.1	$77.9	$227.6
Segment Profit as % of Segment Revenue	33%	44%	43%	51%	43%	32%	43%	49%	51%	45%
Enterprise	$16.3	$14.8	$12.3	$19.8	$63.3	$15.1	$32.6	$15.4	$27.7	$90.8
Segment Profit as % of Segment Revenue	23%	20%	18%	25%	21%	20%	36%	21%	31%	27%
Imaging	$15.9	$19.0	$16.1	$18.2	$69.1	$20.9	$28.0	$21.9	$20.9	$91.6
Segment Profit as % of Segment Revenue	40%	44%	38%	35%	39%	40%	46%	39%	36%	40%

Total segment profit	$117.6	$133.0	$146.9	$175.3	$572.7	$144.8	$180.0	$188.2	$211.9	$724.9

Total segment profit as % of total segment revenue	37%	40%	43%	44%	41%	38%	43%	42%	43%	42%

Segment profit reflects the direct, controllable costs of each segment, combined with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings.

In FY 12, Healthcare segment margin fell due to an increased proportion of revenues coming from services. Mobile & Consumer segment profit and margin grew considerably due to a large increase in higher-margin license revenue; however, margin growth was slower than profit growth due to increased investment in R&D and marketing. Enterprise segment profit and margin grew considerably due to increased license revenue. Imaging segment profit and margin grew due to increased license, maintenance and support revenue.

Table: Non-GAAP Revenue by Type

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
Product and Licensing	$145.0	$152.7	$162.3	$201.3	$661.3	$183.0	$201.0	$203.8	$226.8	$814.6
% of Revenue	46%	46%	47%	50%	47%	48%	48%	45%	46%	47%
Professional Services	$38.9	$41.2	$37.7	$39.2	$157.0	$37.7	$45.0	$47.4	$53.7	$183.8
% of Revenue	12%	12%	11%	10%	11%	10%	11%	11%	11%	10%
On-demand	$85.1	$88.9	$92.8	$100.7	$367.5	$102.9	$111.6	$135.6	$146.0	$496.2
% of Revenue	27%	27%	27%	25%	26%	27%	27%	30%	30%	29%
Maintenance and Support	$48.2	$49.2	$52.3	$58.3	$208.1	$58.4	$60.1	$61.4	$63.6	$243.5
% of Revenue	15%	15%	15%	15%	15%	15%	14%	14%	13%	14%

Total revenue	$317.3	$332.0	$345.1	$399.5	$1,393.9	$382.0	$417.7	$448.2	$490.1	$1,738.1

Discussion of FY 12 Business Results and Trends

Healthcare Solutions. Within our healthcare business, on-demand solutions contributed to revenue growth, both organically and through the acquisition of Transcend. Healthcare license performance was driven by record Dragon Medical license revenue to support electronic healthcare records deployments with partners including Allscripts, Cerner and Epic, and solid revenue growth from our Diagnostics solutions. We continue to see increasing demand for clinical language understanding solutions for analytics and billing, and we see early evidence that our recent acquisitions of J.A. Thomas and Quantim will accelerate our solutions in this market. In addition, customers are demonstrating a preference for Nuance’s full portfolio of solutions, particularly hybrid solutions that combine traditional documentation and EHR systems. We recently expanded our partnerships with Cerner and Epic, increasing adoption of our mobile and cloud-based offerings. Under our new agreement, Cerner will embed our cloud-based voice recognition into its mobile EHR solutions and has integrated our PowerScribe radiology suite into its RadNet® radiology information system. Epic has integrated our cloud-based voice recognition solution into its Haiku for iPhone and Canto for iPad offerings to streamline mobile clinical documentation. During Q4 12, the annualized line run-rate in our healthcare on-demand business was approximately 4.840 billion lines per year, up 21% from 3.999 billion lines per year during Q4 11. Key customers in Q4 12 included Beaumont, Franciscan Health System, Kettering Healthcare, Maine Medical Center, Memorial Healthcare, Mt. Sinai, Poudre Valley Health System, Providence Healthcare, Swedish Health Services, U.S. Army Medical Command, Veterans Health Administration, and Zwanger Pesiri.

Mobile & Consumer Solutions. Mobile and consumer FY 12 revenue growth was broad-based across revenue types and markets. In our embedded business for automobiles, handsets and other consumer electronics, new OEM design wins drove a significant increase in license revenue and professional services fees to support custom, next-generation mobile solutions. As these solutions include more cloud-based services, on-demand revenue from embedded solutions will become significant in FY 13. We entered into a material, multi-year agreement with a leading semiconductor manufacturer to embed virtual assistant functionality in its next generation chips. We secured significant new design wins and expand functionality with Samsung and other large OEMs, especially in the Android market. Our professional services teams continue to work directly with our customers to implement and advance these solutions. In the automobile market, we launched our Dragon Drive! platform for embedded and cloud-based services, with BMW announcing its integration of Dragon Drive! Messaging in July. In the voicemail-to-text market, we experienced solid revenue growth, several key bookings and expansion into the visual voicemail market. In Q4 12, we successfully launched Dragon NaturallySpeaking 12 and Dragon Dictate for Mac 3, delivering increased accuracy and speed, and more than 100 new features and enhancements, and we expanded language coverage by delivering a Japanese version of Dragon. Key mobile and consumer customers and design wins in Q4 12 included Acer, Amazon, Audi, Delphi, Ford, Garmin, Huawei, Intel, Metro PCS, Movistar Spain, Nissan, Samsung, Telefonica Spain, and ZTE.

Enterprise Solutions. Within our enterprise business, FY 12 revenue growth was led by license and maintenance revenues. In addition, our enterprise on-demand business saw increased growth and built momentum and closed the year with a strong bookings performance. The emergence of intuitive, voice-driven personal assistants is driving interest and demand for next-generation customer service applications on smart phones and in other settings. We launched Nina to serve this market, secured our first Nina contract at USAA, and built a significant pipeline. As noted, in Q4 12, we delivered our strongest Nuance on-demand bookings in two years, with new projects at C Spire, Citigroup and USAA. We have built a strong voice biometric pipeline, and now have deployments, pilots and proof of concept programs in place. Under current biometrics deployments, we are managing more than 23 million total voiceprints. Key enterprise customers in Q4 12 included Australia Department of Human Services, Bradesco, C Spire, Cigna, Citigroup, Geico, Metro PCS, Telstra, UK Department for Work and Pensions, UK HM Revenue & Customs, USAA, USAir, and Vonage.

Imaging Solutions. Within our imaging business, FY 12 revenue growth was driven primarily by the performance of our networked MFP solutions, particularly for our Equitrac solutions. Our new offerings that combine scan and print functionality are fueling interest among our MFP vendor partners as well as end-user customers. Nuance’s imaging business continues to benefit from the strength of our MFP network infrastructure solutions, embedded within our MFP partner offerings. This trend has led to increasing deal sizes and implementation at more than 50,000 enterprise customers. During Q4, Nuance experienced strong growth in the Asia Pacific region, launched eCopy EPPO 6, and delivered Linux and Android extensions for our Capture SDK. Key imaging customers in Q4 12 included Amazon, Canon, Deloitte, EMC, Humanware, JP Morgan, Ricoh, and Xerox.

Discussion of Non-GAAP Cost of Revenue and Gross Margins

In FY 12, cost of revenue was $526.1 million, for a gross margin of 69.7%, compared to FY 11 gross margin of 69.5%. Gross margin for product and licensing increased to 89.8% in FY 12 from 88.6% a year ago, due to a mix shift toward certain higher-margin products. Gross margin for professional services and hosting improved to 41.3% in FY 12 from 40.1% a year ago, due to improved efficiencies and increased automation. Gross margin for maintenance and support declined to 81.8% in FY 12 compared to 82.8% in FY 11, due to a mix shift toward certain lower-margin solutions.

In Q4 12, cost of revenue was $149.0 million, for a gross margin of 69.6%, compared to Q4 11 gross margin of 70.8%. The decrease in gross margin was driven by an increase in the proportion of revenue from lower gross margin professional services and hosting revenue. Gross margin for product and licensing declined to 89.5% in Q4 12 from 89.9% a year ago. Gross margin for professional services and hosting improved to 43.2% in Q4 12 from 38.7% a year ago, due to improved efficiencies and increased automation. Gross margin for maintenance and support declined to 81.1% in Q4 12 compared to 81.5% in Q4 11.

Discussion of Non-GAAP Operating Expenses and Operating Margins

In FY 12, operating margin was 35.8%, up from 33.9% in FY 11, driven by improved leverage, offset in part by a decision to increase investments in R&D. In Q4 12, operating margin was 37.2%, up from 36.1% in Q4 11, also driven by improved leverage offset in part by increased R&D investments.

Balance Sheet and Cash Flow Highlights

Cash and Cash Flow Activities

Nuance reported FY 12 cash flow from operations of $473.0 million, up 32.3% compared to $357.4 million in FY 11. At the end of FY 12, our balance of cash and cash equivalents was approximately $1,129.8 million. Included in the FY 12 cash flow from operations were cash expenditures for acquisition, integration and restructuring related activities of approximately $43.8 million. Capital expenditures totaled $62.9 million for FY 12, and depreciation was $31.7 million for FY 12.

Nuance reported Q4 12 cash flow from operations of $141.5 million, up 44.5% compared to $97.9 million in Q4 11. Included in the Q4 12 cash flow from operations were cash expenditures for acquisition, integration and restructuring related activities of approximately $11.6 million. Capital expenditures totaled $10.9 million for Q4 12, and depreciation was $8.2 million for Q4 12.

On October 22, 2012, we issued $350.0 million principal amount of 5.375% Senior Notes due 2020. Total proceeds, net of issuance costs, were $353.3 million. We used $143.5 million of the proceeds to prepay term loans maturing in March 2013.

Days Sales Outstanding (DSO)

In Q4 12, DSO was 73 days, compared to 69 days in Q4 11.

	Q1 11	Q2 11	Q3 11	Q4 11	Q1 12	Q2 12	Q3 12	Q4 12
DSO	70	65	68	69	76	73	70	73

Deferred Revenue

Total deferred revenue increased from $276.0 million at the end of FY 11 to $315.1 million at the end of FY 12, and current deferred revenue increased from $185.6 million to $206.6 million over the same period. The increase in deferred revenue was primarily attributable to maintenance and support contracts, and billings in excess of revenues earned on professional services implementation projects.

Discussion of FY 13 Outlook and Q1 13 Guidance

FY 13 Outlook and Guidance

As in FY 12, continued momentum in our mobile & consumer and healthcare business units will drive revenue growth in FY 13. Global interest in our mobile and consumer technologies and solutions remains very strong, as evidenced by material FY 12 design wins with smartphone manufacturers, consumer electronics firms, semiconductor and automobile makers. As we have mentioned in recent quarters, our relationships with these customers have become more comprehensive, and the solutions they require have become broader and more extensive. In addition, design wins across a broader set of consumer electronics, particularly laptop computers, televisions and tablets, continue to expand our addressable market. Often, these engagements now involve a combination of licensing, cloud-based services and engineering and research services, spanning several years. As a result, we expect mobile & consumer revenues in FY 13 to include a significantly greater proportion of on-demand and services revenues. In addition, functionality of our Dragon desktop product line is being included in a new generation of hybrid embedded-network systems, creating a new channel for Dragon.

Our healthcare business will benefit from a continuation of recent trends, including bookings within our on-demand offerings, growing demand for our Dragon Medical product line in association with accelerating EHR implementations, and continued growth in the sales of our diagnostic and radiology solutions. Increasingly, customers are buying multiple solutions, including a mix of on-demand and licensed products to help them work through the transition from traditional clinical documentation to EHRs. Nuance’s healthcare business will also enjoy revenues from our new clinical language understanding and analytics offerings that support healthcare organizations in generating accurate clinical documentation that allows them to recoup appropriate reimbursement for the care provided, address evolving government regulations such as the impending industry shift to the ICD-10 coding standard, and improve care through enhanced communication of clinical facts and evidence across the clinical care team.

We anticipate continued growth in enterprise revenues. Enterprise on-demand delivered a strong bookings quarter in Q4 12, as well as a growing pipeline of on-demand opportunities from both our Nuance OnDemand and Nina solutions. We also expect increased voice biometrics demand for consumer identification and verification. We note in particular that early bookings and the breadth of our pipeline for our enterprise virtual assistant, Nina, indicate a reception well beyond our expectations. The enterprise business will also benefit from strong demand for our professional services.

Our imaging business should see improved organic growth in FY 13, enabled primarily by our integrated MFP solutions, with specific implementations for legal, healthcare, education and government organizations.

Taking into account all the factors above, we expect FY 13 non-GAAP revenues between $2,171 million and $2,221 million. We expect GAAP revenues for FY 13 to be in the range of $2,098 million to $2,148 million. For the full-year FY13, we expect organic revenue growth to be at or above the FY 12 range.

Turning to expenses, we intend this year to increase investments in research and development personnel, sales headcount and advertising and promotional expenses, with the intention of accelerating organic growth in the second-half of FY 13 and sustaining this acceleration into FY14. In particular, we are funding an unprecedented level of large-scale engagements in our mobile business, where the demand for advanced mobile cloud-based services, as well as joint research and development, continues to grow. While we expect these investments to contribute to growth, they require staffing and expense in advance of revenues. Within healthcare, we are similarly investing in growth initiatives, intended to leverage our voice and clinical language understanding technologies with several strategic partners.

Although we expect productivity benefits across our cost of goods and services, as noted in our commentary above, materially more of our revenues in FY13 will derive from on-demand and connected services, as well as engineering, technology and professional services. Therefore our blended gross margins this year could decline by between 100 and 200 basis points.

Net cash interest expenses will be approximately $100 million for the year. We anticipate net cash tax rate in the high single digits.

Our plans incorporate a full-year, weighted share count of 327 million diluted shares.

We therefore expect FY 13 non-GAAP EPS to be in the range of $1.84 to $1.94 and FY 13 GAAP EPS to be in the range of $0.07 to $0.17.

Although we do not provide a specific forecast for cash flow from operations, we do expect in FY 13 to achieve strong cash flows, based upon increased revenues and disciplined working capital practices, but to be impacted somewhat by our investments and also by increased interest expense. We expect the ratio of cash flow from operations to non-GAAP net income to be in the range of 80% to 85%, consistent with recent results.

FY 13 Q1 Outlook and Guidance

In Q1 13, we expect trends similar to those noted above. In particular, we expect that the trends toward usage-based pricing in mobile, term-licenses in healthcare and on-demand services in enterprise will have a tendency to elongate revenue cycles. As a result, we expect FY 13 revenue to be somewhat more weighted toward the second half of the year. As noted above, while we expect our investments to contribute to growth, they require staffing and expense in advance of revenues. As a result, we expect these investments to weigh on EPS and operating margins more heavily in the early part of FY 13.

Taking into account all the factors above, we expect Q1 13 non-GAAP revenues between $484 million and $500 million. We expect GAAP revenues for Q1 13 to be in the range of $463.5 million to $479.5 million. We expect Q1 13 non-GAAP EPS to be in the range of $0.33 to $0.37 and Q1 13 GAAP EPS to be in the range of $(0.12) to $(0.08).

This ends the prepared conference call remarks.

Definitions

Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. Nuance determines this run-rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. Nuance determines this value as of the end of the period reported, by using our best estimate of all anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Safe Harbor and Forward-Looking Statements

Statements in this document regarding our Q1 and FY 13 performance, the drivers of our Q1 performance, seasonal performance in product and licensing revenue, growth trends in on-demand revenue, the impact of our acquisitions, new product releases, bookings and backlog, trends in our healthcare business, revenue from our Dragon Medical product line, diagnostic and radiology solutions and clinical language understanding and analytics offerings, global interest in our mobile and consumer technologies, the proportion of revenue from mobile solutions, demand for mobile cloud-based services, our relationship with mobile and consumer electronics customers, design wins, improved growth rates for our Dragon NaturallySpeaking products, improved license revenue in our enterprise business, growth in our imaging business, fourth quarter financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible defects in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2011 and Nuance’s quarterly reports. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

The information included in this press release should not be viewed as a substitute for full GAAP financial statements.

Discussion of Non-GAAP Financial Measures

Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and twelve months ended September 30, 2012 and 2011, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-Related Revenue and Cost of Revenue.

The Company provides supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Swype and Equitrac for the three months ended September 30, 2012, and from Equitrac, Loquendo, eCopy and Swype for the twelve months ended September 30, 2012, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that the Company would have otherwise recognized had the Company not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of the Company’s economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. The Company includes non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. The Company believes these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, the Company historically has experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions.

Acquisition-Related Costs, Net.

In recent years, the Company has completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. The Company provides supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. The

Company considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company. Furthermore, the Company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. The Company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, the Company generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties.

(ii) Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of Acquired Intangible Assets.

The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. Although the Company excludes amortization of acquired intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs Associated with IP Collaboration Agreement.

In order to gain access to a third party’s extensive speech recognition technology and natural language and semantic processing technology, Nuance has entered into three IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, Nuance will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes,

Nuance considers these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of its normal, organic, continuing operating activities, and is therefore presenting this supplemental information to show the results excluding these expenses. Nuance does not exclude from its non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although the Company’s bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.

Non-Cash Expenses.

The Company provides non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in the Company’s history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. The Company evaluates performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond the Company’s control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, the Company does not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii and iii) Certain accrued interest and income taxes. The Company also excludes certain accrued interest and certain accrued income taxes because the Company believes that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.

The Company excludes certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, the Company believes management and the users of the financial statements are better able to understand the financial results of what the Company considers to be its organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash, and gains or losses on non-controlling strategic equity interests.

The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. The Company further believes that providing this information allows investors to not only better understand the Company’s financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

Nuance Communications, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2012	2011	2012	2011
Revenues:
Product and licensing	$209,227	$179,177	$740,726	$607,358
Professional services and hosting	196,886	132,063	673,943	509,141
Maintenance and support	62,668	55,801	236,840	202,242

Total revenues	468,781	367,041	1,651,509	1,318,741

Cost of revenues:
Product and licensing	21,713	17,651	74,837	65,601
Professional services and hosting	122,153	93,052	424,733	341,055
Maintenance and support	12,319	11,412	45,325	38,057
Amortization of intangible assets	15,300	14,570	60,034	55,111

Total cost of revenues	171,485	136,685	604,929	499,824

Gross profit	297,296	230,356	1,046,580	818,917

Operating expenses:
Research and development	63,311	49,479	225,441	179,377
Sales and marketing	101,298	80,622	369,205	306,439
General and administrative	47,838	43,332	163,318	147,603
Amortization of intangible assets	24,391	22,998	95,416	88,219
Acquisition-related costs, net	12,374	7,956	58,746	21,866
Restructuring and other charges, net	1,466	17,519	8,268	22,862

Total operating expenses	250,678	221,906	920,394	766,366

Income from operations	46,618	8,450	126,186	52,551
Other expense, net	(24,969)	(6,798)	(60,884)	(22,534)

Income before income taxes	21,649	1,652	65,302	30,017
(Benefit) provision for income taxes	(95,992)	6,761	(141,833)	(8,221)

Net income (loss)	$117,641	$(5,109)	$207,135	$38,238

Net income per share:
Basic	$0.38	$(0.02)	$0.67	$0.13

Diluted	$0.36	$(0.02)	$0.65	$0.12

Weighted average common shares outstanding:
Basic	309,307	306,541	306,371	302,277

Diluted	322,424	306,541	320,822	315,960

Nuance Communications, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2012	September] 30, 2011
ASSETS	Unaudited
Current assets:
Cash and cash equivalents	$1,129,761	$447,224
Restricted cash	—	6,799
Marketable securities	—	31,244
Accounts receivable, net	381,417	280,856
Prepaid expenses and other current assets	190,128	88,804

Total current assets	1,701,306	854,927
Land, building and equipment, net	116,134	78,218
Goodwill	2,955,477	2,347,880
Intangible assets, net	906,538	731,577
Other assets	119,585	82,691

Total assets	$5,799,040	$4,095,293

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$148,542	$6,905
Redeemable convertible debentures	231,552	—
Contingent and deferred acquisition payments	49,685	23,783
Accounts payable and accrued expenses	328,374	258,777
Deferred revenue	206,610	185,605

Total current liabilities	964,763	475,070
Long-term portion of debt	1,735,811	853,020
Deferred revenue, net of current portion	108,481	90,382
Other liabilities	243,279	183,450

Total liabilities	3,052,334	1,601,922

Equity component of currently redeemable convertible debentures	18,430	—

Stockholders' equity	2,728,276	2,493,371

Total liabilities and stockholders' equity	$5,799,040	$4,095,293

Nuance Communications, Inc.

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Three months ended September 30,		Twelve months ended September 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income (loss)	$117,641	$(5,109)	$207,135	$38,238
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,665	45,214	187,183	170,933
Stock-based compensation	58,165	37,791	174,581	147,296
Non-cash interest expense	10,709	2,986	35,497	12,510
Non-cash restructuring and other expense	—	11,725	—	11,725
Deferred tax (benefit) provision	(92,347)	(8,163)	(151,547)	(43,890)
Gain on non-controlling strategic equity interest	—	—	(13,726)	—
Other	504	12,233	4,016	16,492
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(21,880)	(21,851)	(55,210)	(25,530)
Prepaid expenses and other assets	14,861	5,302	13,881	(11,793)
Accounts payable	153	1,806	22,645	(8,193)
Accrued expenses and other liabilities	(2,796)	3,175	8,939	(6,775)
Deferred revenue	8,781	12,795	39,605	56,398

Net cash provided by operating activities	141,456	97,904	472,999	357,411

Cash flows from investing activities:
Capital expenditures	(10,901)	(10,640)	(62,910)	(34,907)
Payments for business and technology acquisitions, net of cash acquired	(229,128)	(88,991)	(884,945)	(409,005)
Purchases of marketable securities and other investments	—	—	(15,156)	(10,776)
Proceeds from sales and maturities of marketable securities and other investments	778	5,000	31,789	11,650
Change in restricted cash balance	—	—	6,747	17,184

Net cash used in investing activities	(239,251)	(94,631)	(924,475)	(425,854)

Cash flows from financing activities:
Payments of debt	(1,626)	(1,671)	(6,605)	(7,535)
Proceeds from long-term debt, net of issuance costs	688,908	(2,553)	1,364,925	(2,553)
Payments for repurchases of common stock	—	—	(199,997)	—
Proceeds from settlement of share-based derivatives, net	—	—	9,020	9,414
Payments of other long-term liabilities	(380)	(2,849)	(8,525)	(10,643)
Excess tax benefits on employee equity awards	500	9,300	(3,583)	17,520

Proceeds from issuance of common stock from employee stock plans	8,884	14,955	27,747	36,667
Cash used to net share settle employee equity awards	(10,822)	(6,881)	(49,947)	(36,908)

Net cash provided by financing activities	685,464	10,301	1,133,035	5,962

Effects of exchange rate changes on cash and cash equivalents	2,537	(13,331)	978	(6,925)

Net increase (decrease) in cash and cash equivalents	590,206	243	682,537	(69,406)
Cash and cash equivalents at beginning of period	539,555	446,981	447,224	516,630

Cash and cash equivalents at end of period	$1,129,761	$447,224	$1,129,761	$447,224

Nuance Communications, Inc.

Supplemental Financial Information—GAAP to Non-GAAP Reconciliations

(in thousands, except per share amounts)

Unaudited

	Three months ended September 30		Twelve months ended September 30
	2012	2011	2012	2011
GAAP revenue	$468,781	$367,041	$1,651,509	$1,318,741
Acquisition-related revenue adjustments: product and licensing	17,624	22,140	74,060	53,961
Acquisition-related revenue adjustments: professional services and hosting	2,775	7,844	5,864	15,429
Acquisition-related revenue adjustments: maintenance and support	908	2,510	6,632	5,807

Non-GAAP revenue	$490,088	$399,535	$1,738,065	$1,393,938

GAAP cost of revenue	$171,485	$136,685	$604,929	$499,824
Cost of revenue from amortization of intangible assets	(15,300)	(14,570)	(60,034)	(55,111)
Cost of revenue adjustments: product and licensing (1,2)	2,002	2,680	8,135	9,487
Cost of revenue adjustments: professional services and hosting (1,2)	(8,818)	(7,300)	(25,981)	(26,864)
Cost of revenue adjustments: maintenance and support (1,2)	(330)	(641)	(956)	(2,186)

Non-GAAP cost of revenue	$149,039	$116,854	$526,093	$425,150

GAAP gross profit	$297,296	$230,356	$1,046,580	$818,917
Gross profit adjustments	43,753	52,325	165,392	149,871

Non-GAAP gross profit	$341,049	$282,681	$1,211,972	$968,788

GAAP income from operations	$46,618	$8,450	$126,186	$52,551
Gross profit adjustments	43,753	52,325	165,392	149,871
Research and development (1)	10,258	6,101	29,565	24,289
Sales and marketing (1)	18,187	10,516	54,281	43,264
General and administrative (1)	20,238	13,226	63,233	49,707
Amortization of intangible assets	24,391	22,998	95,416	88,219
Costs associated with IP collaboration agreements	5,250	5,250	21,000	19,750
Acquisition-related costs, net	12,374	7,956	58,746	21,866
Restructuring and other charges, net	1,466	17,519	8,268	22,862

Non-GAAP income from operations	$182,535	$144,341	$622,087	$472,379

GAAP (benefit) provision for income taxes	$(95,992)	$6,761	$(141,833)	$(8,221)
Non-cash taxes	97,741	(2,161)	160,883	26,620

Non-GAAP provision for income taxes	$1,749	$4,600	$19,050	$18,399

GAAP net income	$117,641	$(5,109)	$207,135	$38,238
Acquisition-related adjustment—revenue (2)	21,307	32,494	86,556	75,197
Acquisition-related adjustment—cost of revenue (2)	(2,336)	(2,687)	(8,700)	(10,473)
Acquisition-related costs, net	12,374	7,956	58,746	21,866
Cost of revenue from amortization of intangible assets	15,300	14,570	60,034	55,111
Amortization of intangible assets	24,391	22,998	95,416	88,219
Non-cash stock-based compensation (1)	58,165	37,791	174,581	147,296
Non-cash interest expense, net	10,709	2,986	35,497	12,510
Non-cash income taxes	(97,741)	2,161	(160,883)	(26,620)
Costs associated with IP collaboration agreements	5,250	5,250	21,000	19,750
Change in fair value of share-based instruments	(1,647)	(2,386)	(7,997)	(13,230)
Gain on non-controlling strategic equity interest	—	—	(13,726)	—
Restructuring and other charges, net	1,466	17,519	8,268	22,862

Non-GAAP net income	$164,879	$133,543	$555,927	$430,726

Non-GAAP diluted net income per share	$0.51	$0.42	$1.73	$1.36

Diluted weighted average common shares outstanding	322,424	319,198	320,822	315,960

Nuance Communications, Inc.

Supplemental Financial Information—GAAP to Non-GAAP Reconciliations, continued

(in thousands)

Unaudited

	Three months ended September 30		Twelve months ended September 30
	2012	2011	2012	2011
(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$19	$7	$137	$36
Cost of professional services and hosting	9,133	7,300	26,409	27,814
Cost of maintenance and support	330	641	956	2,186
Research and development	10,258	6,101	29,565	24,289
Sales and marketing	18,187	10,516	54,281	43,264
General and administrative	20,238	13,226	63,233	49,707

Total	$58,165	$37,791	$174,581	$147,296

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$21,307	$32,494	$86,556	$75,197
Cost of product and licensing	(2,021)	(2,687)	(8,272)	(9,523)
Cost of professional services and hosting	(315)	—	(428)	(950)

Total	$18,971	$29,807	$77,856	$64,724

Nuance Communications, Inc.

Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued

(in millions)

Unaudited

Total Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
GAAP Revenue	$303.8	$319.0	$328.9	$367.0	$1,318.7	$360.6	$390.3	$431.7	$468.8	$1,651.5
Adjustment .	$13.4	$13.0	$16.2	$32.5	$75.2	$21.4	$27.4	$16.5	$21.3	$86.6

Non-GAAP Revenue	$317.3	$332.0	$345.1	$399.5	$1,393.9	$382.0	$417.7	$448.2	$490.1	$1,738.1

Healthcare	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
GAAP Revenue	$117.4	$120.7	$135.4	$141.7	$515.2	$145.1	$149.7	$184.5	$189.3	$668.6
Adjustment .	$0.4	$0.3	$3.9	$7.0	$11.6	$0.2	$0.2	$0.0	$0.4	$0.8

Non-GAAP Revenue	$117.8	$121.0	$139.3	$148.7	$526.8	$145.3	$149.9	$184.5	$189.7	$669.4

Mobile & Consumer	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
GAAP Revenue	$86.1	$93.1	$91.6	$107.9	$378.7	$103.4	$110.3	$126.0	$143.2	$483.0
Adjustment .	$1.6	$0.6	$1.5	$10.9	$14.6	$5.1	$4.8	$6.4	$9.0	$25.3

Non-GAAP Revenue	$87.7	$93.7	$93.1	$118.7	$393.3	$108.5	$115.1	$132.4	$152.2	$508.3

Enterprise	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
GAAP Revenue	$71.1	$72.3	$68.5	$79.9	$291.8	$72.2	$79.6	$74.1	$89.1	$315.0
Adjustment .	$1.4	$1.7	$1.4	$0.1	$4.6	$3.6	$11.8	$0.4	$1.2	$17.0

Non-GAAP Revenue	$72.5	$74.0	$69.9	$80.0	$296.4	$75.8	$91.4	$74.5	$90.3	$332.0

Imaging	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
GAAP Revenue	$29.2	$32.9	$33.4	$37.6	$133.0	$39.9	$50.7	$47.1	$47.2	$184.9
Adjustment .	$10.0	$10.4	$9.4	$14.6	$44.4	$12.5	$10.6	$9.7	$10.7	$43.5

Non-GAAP Revenue	$39.3	$43.3	$42.8	$52.1	$177.4	$52.4	$61.3	$56.8	$57.9	$228.4

Product and Licensing Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
GAAP Revenue	$133.8	$141.6	$152.7	$179.2	$607.4	$164.7	$176.5	$190.3	$209.2	$740.7
Adjustment .	$11.1	$11.1	$9.6	$22.1	$54.0	$18.3	$24.5	$13.5	$17.6	$73.9

Non-GAAP Revenue	$145.0	$152.7	$162.3	$201.3	$661.3	$183.0	$201.0	$203.8	$226.8	$814.6

Professional Services Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
GAAP Revenue	$38.8	$41.0	$37.2	$39.0	$156.0	$37.5	$44.8	$47.3	$53.5	$183.1
Adjustment .	$0.1	$0.2	$0.5	$0.2	$1.0	$0.2	$0.2	$0.1	$0.2	$0.7

Non-GAAP Revenue	$38.9	$41.2	$37.7	$39.2	$157.0	$37.7	$45.0	$47.4	$53.7	$183.8

Hosting Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
GAAP Revenue	$84.0	$87.9	$88.2	$93.1	$353.1	$102.1	$110.7	$134.6	$143.4	$490.9
Adjustment .	$1.1	$1.0	$4.6	$7.6	$14.4	$0.8	$0.9	$1.0	$2.6	$5.3

Non-GAAP Revenue	$85.1	$88.9	$92.8	$100.7	$367.5	$102.9	$111.6	$135.6	$146.0	$496.2

Maintenance and Support Revenue	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
GAAP Revenue	$47.2	$48.5	$50.8	$55.8	$202.2	$56.3	$58.3	$59.5	$62.7	$236.8
Adjustment .	$1.1	$0.8	$1.5	$2.5	$5.8	$2.1	$1.8	$1.9	$0.9	$6.7

Non-GAAP Revenue	$48.2	$49.2	$52.3	$58.3	$208.0	$58.4	$60.1	$61.4	$63.6	$243.5

Schedules may not add due to rounding.

Nuance Communications, Inc.

Supplemental Non-Financial Information

Unaudited

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012
Annualized Line Run-Rate in Nuance's Healthcare On-Demand Business (in billions).	3.554	3.650	3.706	3.999	3.977	4.123	4.959	4.840
Estimated 3-year Value of Total On-Demand Contracts (in millions).	1,174.4	1,225.5	1,312.4	1,332.3	1,334.4	1,386.5	1,880.4	1,906.4

Nuance Communications, Inc.

Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued

(in millions)

Unaudited

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
Total segment revenues	$317.3	$332.0	$345.1	$399.5	$1,393.9	$382.0	$417.7	$448.2	$490.1	$1,738.1
Acquisition related revenue	(13.4)	(13.0)	(16.2)	(32.5)	(75.2)	(21.4)	(27.4)	(16.5)	(21.3)	(86.6)

Total consolidated revenues	$303.8	$319.0	$328.9	$367.0	$1,318.7	$360.6	$390.3	$431.7	$468.8	$1,651.5

Total segment profit	$117.6	$133.0	$146.9	$175.3	$572.7	$144.8	$180.0	$188.2	$211.9	$724.9
Corporate expenses and other, net	(20.7)	(23.9)	(24.7)	(30.9)	(100.3)	(20.8)	(26.4)	(26.2)	(29.4)	(102.8)
Acquisition related revenues and cost of revenue adjustments	(10.8)	(10.5)	(13.6)	(29.8)	(64.7)	(19.1)	(25.3)	(14.5)	(19.0)	(77.8)
Non-cash stock-based compensation	(32.1)	(43.6)	(33.8)	(37.8)	(147.3)	(32.8)	(38.0)	(45.6)	(58.2)	(174.6)
Amortization of intangible assets	(36.0)	(35.7)	(34.1)	(37.6)	(143.3)	(38.1)	(36.8)	(40.9)	(39.7)	(155.5)
Acquisition related costs, net	(3.0)	(2.3)	(8.6)	(8.0)	(21.9)	(14.6)	(15.0)	(16.8)	(12.3)	(58.7)
Restructuring and other charges, net	(2.1)	(2.4)	(0.9)	(17.5)	(22.9)	(2.9)	(2.5)	(1.4)	(1.5)	(8.3)
Costs associated with IP collaboration agreements	(4.6)	(4.6)	(5.3)	(5.3)	(19.8)	(5.3)	(5.3)	(5.3)	(5.2)	(21.0)
Other expense, net	(2.3)	(5.8)	(7.7)	(6.8)	(22.5)	(11.4)	(18.4)	(6.1)	(25.0)	(60.9)

Consolidated income (loss) before income taxes	$6.0	$4.1	$18.2	$1.7	$30.0	($0.1)	$12.4	$31.4	$21.6	$65.3

Schedules may not add due to rounding.

Nuance Communications, Inc.

Reconciliation of Supplemental Financial Information

GAAP and non-GAAP Revenue and Net Income per Share Guidance

(in thousands, except per share amounts)

Unaudited

	Three months ended December 31, 2012
	Low	High
GAAP revenue	$463,500	$479,500
Acquisition-related adjustment—revenue	20,500	20,500

Non-GAAP revenue	$484,000	$500,000

GAAP net loss per share	$(0.12)	$(0.08)
Acquisition-related adjustment—revenue	0.06	0.06
Acquisition-related adjustment—cost of revenue	(0.01)	(0.01)
Acquisition-related costs, net	0.05	0.05
Cost of revenue from amortization of intangible assets	0.05	0.05
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.14	0.14
Non-cash interest expense	0.03	0.03
Non-cash income taxes	0.03	0.03
Costs associated with IP collaboration agreements	0.02	0.02
Restructuring and other charges, net	0.00	0.00

Non-GAAP net income per share	$0.33	$0.37

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	315,000	315,000

Weighted average common shares: diluted	326,000	326,000

Nuance Communications, Inc.

Reconciliation of Supplemental Financial Information

GAAP and non-GAAP Revenue and Net Income per Share Guidance

(in thousands, except per share amounts)

Unaudited

	Twelve months ended September 30, 2013
	Low	High
GAAP revenue	$2,098,000	$2,148,000
Acquisition-related adjustment—revenue	73,000	73,000

Non-GAAP revenue	$2,171,000	$2,221,000

GAAP net income per share	$0.07	$0.17
Acquisition-related adjustment—revenue	0.22	0.22
Acquisition-related adjustment—cost of revenue	(0.02)	(0.02)
Acquisition-related costs, net	0.13	0.13
Cost of revenue from amortization of intangible assets	0.18	0.18
Amortization of intangible assets	0.30	0.30
Non-cash stock-based compensation	0.66	0.66
Non-cash interest expense	0.12	0.12
Non-cash income taxes	0.12	0.12
Costs associated with IP collaboration agreements	0.06	0.06
Restructuring and other charges, net	0.00	0.00

Non-GAAP net income per share	$1.84	$1.94

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: diluted	327,000	327,000